Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS FIRST QUARTER EARNINGS,
ISSUES SECOND QUARTER 2016 GUIDANCE

Dublin, California, May 19, 2016 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended April 30, 2016 of $.73, for a 6% gain on top of a robust 19% increase in the prior year period. Net earnings for the 2016 first quarter were $291 million, up from $282 million last year. Sales increased 5% to $3.089 billion, with comparable store sales up 2% on top of a strong 5% gain in the first quarter of 2015.

Barbara Rentler, Chief Executive Officer, commented, “Even though we faced our strongest prior year comparisons, sales performed at the high end of guidance, while earnings per share were slightly above our targeted range. Operating margin for the period of 15.4% was down from last year, but slightly above plan, mainly due to higher merchandise margins that partially offset the expected impact from the unfavorable timing of packaway-related costs.”

Ms. Rentler said, “During the first quarter of fiscal 2016, we repurchased 3.1 million shares of common stock for an aggregate price of $176 million. This keeps us on track to buy back a total of $700 million in common stock during fiscal 2016, which would complete the two-year $1.4 billion authorization approved by our Board of Directors in February 2015.”

    Looking ahead, Ms. Rentler commented, “We continue to forecast same store sales for the second quarter ending July 30, 2016 to be up 1% to 2%, on top of a 4% gain last year, with earnings per share of $.64 to $.67, up from $.63 in the prior year period. Based on our first quarter results and guidance for the second quarter, we now project earnings per share for fiscal 2016 to be in the range of $2.63 to $2.72, compared to $2.51 last year.”

The Company will host a conference call on Thursday, May 19, 2016 at 4:15 p.m. Eastern time to provide additional details concerning its first quarter results and management’s outlook and guidance for the second quarter of fiscal 2016. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #2995802 until 8:00 p.m. Eastern time on May 26, 2016, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train and retain associates to execute our off-price strategies; unseasonable weather trends; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business - such breaches of our data security, or our failure or delay in detecting and mitigating a loss of personal or business information, could result in damage to our reputation, loss of customer confidence, violation (or alleged violation) of applicable laws, and could expose us to civil claims, litigation and regulatory action, and to unanticipated costs and disruption of our operations; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; natural or man-made disaster in California or in another region where we have a concentration of stores or a distribution center; increase in our labor costs; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable demographics; damage to our corporate reputation or brands; issues from importing merchandise from other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2015 and 8-Ks for fiscal 2016.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2015 revenues of $11.9 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,295 locations in 34 states, the District of Columbia and Guam as of April 30, 2016. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 178 dd’s DISCOUNTS® in 15 states as of April 30, 2016 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

* * * * *

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
($000, except stores and per share data, unaudited)	April 30, 2016	May 2, 2015

Sales	$3,088,995	$2,938,148

Costs and Expenses
Cost of goods sold	2,176,205	2,067,455
Selling, general and administrative	436,924	409,298
Interest expense, net	4,364	2,003
Total costs and expenses	2,617,493	2,478,756

Earnings before taxes	471,502	459,392
Provision for taxes on earnings	180,868	177,187
Net earnings	$290,634	$282,205

Earnings per share
Basic	$0.73	$0.69
Diluted	$0.73	$0.69

Weighted average shares outstanding (000)
Basic	395,799	407,653
Diluted	398,812	411,386

Dividends
Cash dividends declared per share	$0.1350	$0.1175

Stores open at end of period	1,473	1,399

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	April 30, 2016	May 2, 2015
Assets

Current Assets
Cash and cash equivalents	$910,025	$761,356
Short-term investments	1,727	500
Accounts receivable	96,244	88,258
Merchandise inventory	1,498,449	1,504,281
Prepaid expenses and other	122,678	119,381
Total current assets	2,629,123	2,473,776

Property and equipment, net	2,318,456	2,276,747
Long-term investments	1,333	3,141
Other long-term assets	165,265	169,795
Total assets	$5,114,177	$4,923,459

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,056,257	$1,128,808
Accrued expenses and other	382,107	389,804
Accrued payroll and benefits	201,830	198,081
Income taxes payable	110,702	108,314
Total current liabilities	1,750,896	1,825,007

Long-term debt	396,142	395,677
Other long-term liabilities	286,897	296,490
Deferred income taxes	140,801	72,786

Commitments and contingencies

Stockholders’ Equity	2,539,441	2,333,499
Total liabilities and stockholders’ equity	$5,114,177	$4,923,459

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	April 30, 2016	May 2, 2015

Cash Flows From Operating Activities
Net earnings	$290,634	$282,205
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	73,878	63,316
Stock-based compensation	17,716	14,288
Deferred income taxes	10,713	(944)
Tax benefit from equity issuance	20,538	37,320
Excess tax benefit from stock-based compensation	(20,538)	(37,255)
Change in assets and liabilities:
Merchandise inventory	(79,345)	(131,606)
Other current assets	(29,150)	(27,539)
Accounts payable	123,886	143,038
Other current liabilities	54,415	63,217
Other long-term, net	6,333	7,948
Net cash provided by operating activities	469,080	413,988

Cash Flows From Investing Activities
Additions to property and equipment	(79,724)	(106,928)
Increase in restricted cash and investments	(44)	(9)
Purchases of investments	—	(718)
Proceeds from investments	—	601
Net cash used in investing activities	(79,768)	(107,054)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	20,538	37,255
Issuance of common stock related to stock plans	5,500	7,036
Treasury stock purchased	(36,933)	(61,977)
Repurchase of common stock	(175,758)	(175,757)
Dividends paid	(54,236)	(48,743)
Net cash used in financing activities	(240,889)	(242,186)

Net increase in cash and cash equivalents	148,423	64,748

Cash and cash equivalents:
Beginning of period	761,602	696,608
End of period	$910,025	$761,356

Supplemental Cash Flow Disclosures
Interest paid	$4,219	$4,148
Income taxes paid	$26,763	$43,302